Exhibit 99.1

CITI TRENDS, INC. ADDS PATRICIA LUZIER TO BOARD OF DIRECTORS

SAVANNAH, GA (December 2, 2005) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that Patricia M. Luzier, a 20-plus year retail and service organization veteran, has joined the Company’s Board of Directors effective as of November 30, 2005. Ms. Luzier’s appointment fills a vacancy on the Board. With her appointment, the Company’s Board consists of five Directors, and brings the independent Board seats to three. In addition, Ms. Luzier was appointed to serve as chair of the Nominating and Corporate Governance Committee of the Board of Directors and was appointed to the Audit Committee and the Compensation Committee of the Board of Directors.

Ms. Luzier currently serves as a Board member for Dale Carnegie and Associates and is a member of their Compensation Committee. Ms. Luzier has served in senior positions at Cole National Corporation, a specialty retailer that operates brands including Pearle Vision and Things Remembered, from 1999 to 2004, most recently as Senior Vice President and Chief Administrative Officer. Previously, she was with HomePlace, Inc., a big box retailer, as Senior Vice President, Human Resources and Administration from 1998 to 1999 and with VICORP Restaurants as Senior Vice President of Human Resources from 1994 to 1998.

Ed Anderson, Chief Executive Officer of Citi Trends, noted, "We are delighted with the addition of Patricia Luzier to our Board of Directors. Her extensive retail background and experience in human resources and real estate will provide valuable insights to our business and the strategic direction of our company. We look forward to her contributing to the continued success of Citi Trends."

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 227 stores (including the 4 stores currently closed due to the hurricanes) located in 12 states in the South, Southeast and Mid-Atlantic region, and our website address is www.cititrends.com. CTRN-E

Contact:	Tom Stoltz	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3705

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